EXHIBIT 99.3
FOR IMMEDIATE RELEASE


Investor Relations Contact:                   Company Contact:
Jason Thompson                                John Prisco
Lippert/Heilshorn & Associates                President, CAI Wireless
                                              Systems, Inc.
212/838-3777                                  518/462-2632


                CAI WIRELESS SYSTEMS, INC. TO COMMENCE LIMITED
              COMMERCIAL ROLL-OUT OF HIGH-SPEED INTERNET SERVICE

         - 500 Initial Subscribers Permitted In Rochester, New York -


     ALBANY, N.Y., OCTOBER 15,1996 -- CAI WIRELESS SYSTEMS, INC. ("CAI")

(NASDAQ NM: CAWS) today announced it has been granted approval by the Federal

Communications Commission ("FCC") to begin commercial roll-out of its Internet and Intranet services to up to 500 subscribers in Rochester, New York.  CAI expects to begin marketing its service and signing-up customers in Rochester within the next several days.  Furthermore, the Company anticipates that the

FCC will acknowledge broader authority with respect to the use of MMDS spectrum for data transmission on an industy-wide basis in the near future, which the

Company believes will enable it to expand its services in Rochester and in other CAI markets.

     John Prisco, President and Chief Operating Officer of CAI, said, "We believe this is an important step that enables CAI to begin roll-out of complementary commercial services including video, high-speed Internet access and eventually other services, such as two-way wireless data transmission.  In addition to our high-speed Internet service, the Company will make its facilities available for corporate Intranet transmissions on CAI servers.  CAI and others in the industry have already shown, in several highly successful technical trials, that the marriage of the wireless cable spectrum with digital technology holds the transmission potential for a variety of commercially attractive applications."



                                   - more -

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CAI, Page 2



     CAI's Rochester wireless Internet service will initially send information to its customers' computer terminals at a rate of 10 megabits per second

(Mbps), nearly seven times the rate of today's fastest T1 telephone lines,

which transfer data at 1.5 Mbps.  The system's return path receives information from customers through traditional telephony.

     CAI, based in Albany, New York, operates six analog-based wireless systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC

and Norfolk/Virginia Beach, VA.  CAI also has a portfolio of wireless cable channel rights in eight additional markets, including, Long Island, Buffalo and

Syracuse, NY, Providence, RI, Hartford, Boston, Baltimore and Pittsburgh.



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